UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

June 23, 2005
Date of Report (Date of earliest event reported)

PXRE GROUP LTD.

(Exact name of registrant as specified in its charter)

Bermuda	1-15259	98-0214719
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

PXRE House 110 Pitts Bay Road Pembroke HM 08 Bermuda (Address, including zip code, of principal executive offices)	P.O. Box HM 1282 Hamilton HM FX Bermuda (Mailing address)

(441) 296-5858 (Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On June 23, 2005, PXRE Group Ltd. (the “Company”) entered into an employment agreement with Jeffrey L. Radke, the Company’s President and Chief Executive Officer. The Employment Agreement is for a thirty month term and provides for an annual base salary of $800,000. The Employment Agreement further provides Mr. Radke with an annual incentive bonus target of 100% of base salary under the Company’s 2004 Incentive Bonus Compensation Plan. Under the Employment Agreement, Mr. Radke will also be eligible to receive an annual equity grant of restricted common shares with a fair market value equal to one-half of the sum of (i) the Mr. Radke’s annualized Base Salary on December 31 of the prior calendar year plus (ii) the annual bonus he earned with respect to the prior calendar year. Pursuant to the Employment Agreement, Mr. Radke is also entitled to receive housing, car and home leave travel allowances.

In the event that the Company terminates Mr. Radke’s employment without “cause” (as defined in the Employment Agreement) or Mr. Radke terminates the Employment Agreement for “good reason” (as defined in the Employment Agreement), subject to his continued compliance with the confidentiality, non-compete and non-solicitation provisions of the Employment Agreement, and conditioned on the execution of a release of claims against the Company, he will be entitled to receive a severance payment equal to two times his base salary plus one year of continued employee benefits and housing allowance and the vesting of all unvested equity awards. The Employment Agreement prohibits Mr. Radke from competing with the Company or soliciting the Company’s customers or employees for the one-year period following his termination.

A copy of the Employment Agreement is attached as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits Exhibit No. Description 99.1 Employment Agreement, dated June 23, 2005, by and between PXRE Group Ltd. and Jeffrey L. Radke.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PXRE Group Ltd.
(Registrant)

	By:	/s/ Robert L. Myron
	Name: Title:	Robert L. Myron Senior Vice President & Treasurer

Date: June 23, 2005